For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES, INC. ANNOUNCES CHARLEY LOTT TO RETIRE AS PRESIDENT OF FLEETWOOD HOMES, INC.; BRIAN CIRA NAMED PRESIDENT, MANUFACTURED HOUSING OF CAVCO INDUSTRIES, INC.

PHOENIX, AZ, May 3, 2021 – Cavco Industries (NASDAQ: CVCO) ("Cavco" or the "Company") announces that after a career of more than 50 years as a respected leader in the manufactured home industry, Charley Lott has decided to retire from Cavco's subsidiary Fleetwood Homes, Inc. and as head of the Company's manufactured housing organization effective July 9, 2021.

Charley Lott began his career with Fleetwood Enterprises at their plant in Douglas, Georgia, in 1970. Ten years later, Charley joined Flintstone Industries, a small, private manufacturer, where, as President, he led the company to increase revenues tenfold and was instrumental in taking the company public. In 1987, Charley returned to Fleetwood and ultimately was named head of the company's 40-plus plant manufacturing operation. In 2008, Charley joined Cavco as part of the Fleetwood acquisition and has played a critical role in the Company's growth and success over the last thirteen years.

Upon Charley's retirement, Brian Cira will assume the role of President, Manufactured Housing. He started his 38-year industry career with Redman Homes in 1983. After a brief time with Skyline Homes, Brian joined Fairmont Homes in sales and worked his way up to become president. Brian joined Cavco in 2015 with the purchase of Fairmont Homes. In his new role, Brian will assume leadership of Cavco's manufacturing plants and the associated functions of sales, purchasing, engineering, and product development.

Bill Boor, President and CEO, commented, "We want to congratulate Charley on a remarkable 50-year career. Recently, he was inducted into the MH/RV Hall of Fame, which is well-deserved recognition of his significant contributions, not only to Fleetwood and Cavco, but also to our industry as a whole. Throughout his career, he has helped countless people in our industry grow and achieve their personal goals. Charley's impact on the Company's consistent success cannot be overstated and will continue to be felt for many years to come."

Mr. Boor continued, "Brian leads with enthusiasm, a positive attitude and a focus on results and continuous improvement. I look forward to our work together during an exciting time for our company."

About Cavco Industries, Inc.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments and marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Fairmont, Friendship, Chariot Eagle and Destiny. We are also a leading producer of park model RVs, vacation cabins and systems-built commercial structures, as well as modular homes. Cavco's finance subsidiary, Country Place Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes. Additional information about Cavco can be found at https://www.cavco.com.